Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. EXPANDS BOARD OF DIRECTORS
Samuel A. DiPiazza, Jr. Elected as Independent Director
PHOENIX, December 10, 2009 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today announced that on December 7, 2009, the Company’s Class B shareholders elected Mr. Samuel A. DiPiazza, Jr., to its Board of Directors, bringing the total number of directors to 14 from 13 previously. With the election of Mr. DiPiazza, the Board now includes nine independent directors.
“In an effort to broaden the scope of expertise and leadership on the Board, we have added a new independent director,” said John Sperling, executive chairman of Apollo Group, Inc. “Sam’s experience leading a global organization, and his deep interest in education will add significant value to Apollo. I am very pleased to welcome Sam to the Board.”
Samuel A. DiPiazza, Jr., most recently served as global chief executive officer of PricewaterhouseCoopers International Limited (“PwC”), a leading provider of accounting, tax and advisory services, retiring in September 2009 after 36 years with PwC. Previously, Mr. DiPiazza was a leading tax partner with the firm, specializing in mergers and acquisitions, the financial services industry and international tax. Mr. DiPiazza held various regional leadership roles within PwC’s domestic practice, eventually serving as chairman and senior partner of its U.S. operations and as a member of the global leadership team. Mr. DiPiazza began his career with PwC in 1973 and was named partner in 1979.
Mr. DiPiazza serves as a trustee of the International Accounting Standards Committee Foundation, is chairman of the Geneva-based World Business Council on Sustainable Development, serves on the USA Foundation Board of the World Economic Forum, and is a member of the executive committee and the immediate past chairman of the board of trustees of The Conference Board, Inc. Mr. DiPiazza is also the past global chairman of Junior Achievement Worldwide, and serves as a member of the executive council of the Inner-City Scholarship Fund in New York City.
Mr. DiPiazza received a Bachelor of Science degree in accounting from the University of Alabama, and a Master’s of Science in tax accounting from the University of Houston.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, graduate and doctoral levels through its subsidiaries: University of Phoenix, Institute for

Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of August 31, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu /
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu

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